NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Nyxio Technologies Corporation

Warrant To Purchase Common Stock

Warrant No.: _____	Issuance Date: February 21, 2012

Number of Warrant Shares: 11,146,497 (subject to adjustment herein)	Initial Exercise Price: $0.157 (subject to adjustment herein)

Nyxio Technologies Corporation., a Nevada corporation (“Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Socius CG II, Ltd., a Bermuda exempted company, the holder hereof, or its designees or assigns (“Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon automatic exercise of this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times after issuance of the Warrant set forth above (the “Issuance Date”) and until 11:59 p.m. New York City time on the second (2nd) anniversary of the Closing Date (subject to extension as set forth herein) (the “Expiration Time”), that number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock set forth above subject to adjustment as provided herein (the “Warrant Shares”). The number of Warrant Shares set forth above, subject to adjustment in accordance with the terms of this Warrant, shall be referred to herein as the “Warrant Share Amount.” In respect of any Tranche Notice delivered by the Company from time to time, this Warrant shall automatically be exercised for that number of shares of Common Stock as set forth below.

This Warrant is issued pursuant to the Securities Purchase Agreement, dated February 21, 2012, by and among the Company and Socius CG II, Ltd. (the “Purchase Agreement”).  Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in this Warrant or, if not defined in this Warrant, in the Purchase Agreement.

This Warrant shall vest and become automatically exercisable in tranches (each, a “Warrant Tranche”) upon each delivery of a Tranche Notice under the Purchase Agreement.  Each Tranche Notice will obligate the Holder to exercise a portion of this Warrant and purchase that number of shares of Common Stock that may be purchased by payment of an Aggregate Exercise Price equal to Thirty-five Percent (35%) of the Tranche Purchase Price specified in such Tranche Notice divided by the Exercise Price; provided, however, that the aggregate number of Warrant Shares issued upon exercise of this Warrant shall not exceed the Warrant Share Amount.  Attached to this Warrant is a schedule (the “Warrant Tranche Schedule”) that shall set forth the issuance date, the number of Warrant Shares, and the Exercise Price for each Warrant Tranche.  The Warrant Tranche Schedule shall be updated by the Company subject to approval by the Holder, with an updated copy provided to the Holder, promptly following each exercise of this Warrant and any dispute with respect to the foregoing shall be resolved in accordance with ARTICLE 11.

In no event shall the Company be permitted to deliver a Tranche Notice if the number of freely tradable (without restriction) registered shares underlying this Warrant is insufficient to cover the portion of the Warrant that will vest and become exercisable in connection with such Tranche Notice.

This Warrant shall terminate at 11:59 p.m. New York City time on the earlier of (i) the  second (2nd) anniversary of the Closing Date or (ii) the date that the Purchase Agreement is terminated. Notwithstanding any such termination, (x) any Warrant Shares obtained by the Holder prior to termination shall remain outstanding and all rights of the Holder with respect thereto as set forth in this Warrant shall survive for the period of the applicable statutes of limitation, and (y) the provisions of Section 1.7 (Restrictions), Article 9 (Governing Law), and Article 13 (Definitions) shall survive any such termination and shall survive for the period of the applicable statutes of limitation.

ARTICLE 1
EXERCISE OF WARRANT; ADJUSTMENT TO EXERCISE
PRICE AND NUMBER OF SHARES.

1.1          Mechanics of Exercise.

(a)           Subject to the terms and conditions hereof, this Warrant shall be automatically exercised by the Holder on each Tranche Notice Date, in whole or in part. Within one (1) Trading Day following such Tranche Notice Date and automatic exercise, Holder shall (i) deliver, for record keeping purposes, a written notice to the Company, in the form attached hereto as Appendix 1 (the “Exercise Notice”)(it being understood and agreed that the delivery of an Exercise Notice shall not be a condition to the automatic exercise of this Warrant), and

(ii) pay to the Company an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”), which payment shall be made by the issuance and delivery of a recourse promissory note substantially in the form attached as Exhibit G to the Purchase Agreement (each, a “Recourse Note”), or, if applicable and permitted by Section 1.4, by cashless exercise pursuant to Section 1.4. The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder.  Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant certificate and issuance of a new Warrant certificate evidencing the right to purchase the remaining number of Warrant Shares.

 (b)           On the Trading Day immediately following the Exercise Delivery Date, the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of the Exercise Delivery Documents to the Holder and an electronic copy of its share issuance instructions to the Holder and the Company’s transfer agent (the “Transfer Agent”) (which such electronic transmissions shall comply with the notice provisions of Section 6.2 of the Purchase Agreement), and shall instruct, authorize and cause the Transfer Agent to credit an aggregate number of freely tradable Warrant Shares pursuant to such exercise to the Holder’s or its designee’s balance account with The Depository Trust Company (DTC) through the Fast Automated Securities Transfer (FAST) Program through its Deposit/Withdrawal at Custodian (DWAC) system, with such credit to occur no later than 12:00 p.m. New York City time on third Trading Day following the Exercise Delivery Date, time being of the essence; provided, however, that if the Warrant Shares are not credited as DWAC Shares by 5:00 p.m. New York City time on the Trading Day following the Exercise Delivery Date, then the Tranche Closing Date applicable to the Exercise Notice shall be extended by one (1) Trading Day for each Trading Day that timely credit of DWAC Shares is not made.  Upon automatic exercise of any portion of this Warrant, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificate(s) evidencing the Warrant Shares (as the case may be).

(c)           If this Warrant is submitted in connection with any exercise pursuant to this Section 1.1 and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company, upon the request of the Holder, shall as soon as practicable and in no event later than three (3) Trading Days after any exercise and return of the previously issued Warrant, at its own expense issue a new Warrant representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number. The Company shall pay any and all taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant.

1.2           Exercise Price.  For purposes of this Warrant, “Exercise Price” means, subject to adjustment as provided herein: (i) until the first Tranche Notice Date, $0.157 per Warrant Share as set forth on the face of this Warrant, and (ii) on and after the first Tranche Notice Date and each subsequent Tranche Notice Date, an amount per Warrant Share equal to the Closing Bid Price of a share of Common Stock on the most recently completed Trading Day prior to the time that the Tranche Notice was deemed delivered for the applicable Tranche Notice Date.

1.3           Number of Shares.  At each time of delivery of a Tranche Notice, the number of Warrant Shares underlying this Warrant shall be adjusted such that after such adjustment (and taking account of the adjustment to the Exercise Price in accordance with Section 1.2 above) the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustments (in each case, without regard to any limitations on exercise contained herein). Immediately following such adjustment, the number of Warrant Shares underlying the applicable Warrant Tranche shall vest and become exercisable and such number of Warrant Shares in such Warrant Tranche shall be a number of shares equal to the Tranche Purchase Price set forth in the applicable Tranche Notice multiplied by 35%, with the resulting product divided by the Exercise Price as adjusted in accordance with Section 1.2 above to give effect to the applicable Tranche Notice (in respect of any Warrant Tranche, the “Warrant Tranche Shares”). For illustrative purposes only, assume that the Warrant is initially exercisable for 3,500,000 Warrant Shares at an initial Exercise Price of $0.50 (for a total aggregate Exercise Price of $1,750,000). The Company then delivers a Tranche Notice with a Tranche Purchase Price $1,000,000 and the Closing Bid Price of a share of Common Stock on the most recently completed Trading Day prior to the time that the Tranche Notice was deemed delivered is $0.25. Immediately prior to the automatic exercise of the Warrant, the Exercise Price will be adjusted to $0.25 and the Warrant Shares will be increased to 7,000,000 (to maintain the pre-adjustment aggregate Exercise Price of $1,750,000). The number of Warrant Shares underlying the Warrant that become vested and automatically exercised shall be $1,000,000 x 35% = $350,000 divided by $0.25 = 1,400,000 Warrant Shares. After such automatic exercise, this Warrant will be exercisable for 5,600,000 Warrant Shares at an Exercise Price of $0.25 (with an aggregate Exercise Price of $1,400,000 ($1,750,000 minus $350,000)). The Company then delivers a second Tranche Notice with a Tranche Purchase Price of $2,000,000 and the Closing Bid Price of a share of Common Stock on the most recently completed Trading Day prior to the time that the Tranche Notice was deemed delivered is $0.35. Immediately prior to the automatic exercise of the Warrant, the Exercise Price will be adjusted to $0.35 and the Warrant Shares will be decreased to 4,000,000 (to maintain the pre-adjustment aggregate Exercise Price of $1,400,000). The number of Warrant Shares underlying the Warrant that become vested and automatically exercised shall be $2,000,000 x 35% = $700,000 divided by $0.35 = 2,000,000 Warrant Shares. After such automatic exercise, this Warrant will be exercisable for 2,000,000 Warrant Shares at an Exercise Price of $0.35 (with an aggregate Exercise Price of $700,000 ($1,400,000 minus $700,000)). For clarification purposes, both the Exercise Price and number of Warrant Shares underlying this Warrant and each Warrant Tranche shall each be deemed to be adjusted in accordance with Section 1.2 above and this Section 1.3 immediately prior to the determination of the number of Warrant Tranche Shares and the automatic vesting and exercise of this Warrant in connection therewith.

For clarification purposes, if a portion of the Warrant has been automatically exercised pursuant to the terms of this Warrant but the related Tranche Closing fails to occur, the Warrant Share Amount shall be increased by the number of Warrant Shares that were issued in connection with such automatic exercise. Notwithstanding anything to the contrary herein, until the Purchase Agreement has been terminated in accordance with its terms, the number of Warrant Shares underlying this Warrant shall be adjusted, as necessary, to permit the issuance of all Warrant Tranche Shares in connection with any Warrant Tranche.

1.4           Cashless Exercise.  Notwithstanding anything contained herein to the contrary (other than Section 1.6 below), if at the time of exercise hereof a registration statement is not effective (or the prospectus contained therein is not available for use) for the resale by the Holder of all of the Warrant Shares, then the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number = (B-C) x A
                                           B

For purposes of the foregoing formula:

A = the total number of shares with respect to which this Warrant is then being exercised.

B = the average of the Closing Bid Prices of the shares of Common Stock (as reported by Bloomberg) for the five (5) consecutive Trading Days ending on the date immediately preceding the date of the Exercise Notice.

C = the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

1.5           Company’s Failure to Timely Deliver Securities.  If the Company shall fail for any reason or for no reason to credit, by 5:00 p.m. New York City time on the Trading Day following the Exercise Delivery Date, the Holder’s balance account with DTC for such number of Warrant Shares to which the Holder is entitled upon the Holder’s automatic exercise of this Warrant (as the case may be), then, in addition to all other remedies available to the Holder, the Company shall pay in cash to the Holder on each day that the issuance of such Warrant Shares is not timely effected an amount equal to 1.5% of the product of (A) the sum of the number of Warrant Shares not issued to the Holder on a timely basis and to which the Holder is entitled and (B) the Closing Sale Price of the shares of Common Stock on the Trading Day immediately preceding the last possible date which the Company could have issued such Warrant Shares to the Holder without violating Section 1.1.  In addition to the foregoing, if after the Company’s receipt of the applicable Exercise Delivery Documents the Company shall fail to timely credit the Holder’s balance account with DTC for the number of Warrant Shares to which the Holder is entitled upon the Holder’s automatic exercise hereunder, and the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of Warrant Shares issuable upon such exercise that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to credit such Holder’s balance account with DTC for the number of Warrant Shares to which the Holder is entitled upon the Holder’s exercise hereunder and to issue such Warrant Shares shall terminate, or (ii) promptly honor its obligation to credit such Holder’s (or its designee’s) balance account with DTC for the number of Warrant Shares to which the Holder is entitled upon the Holder’s exercise hereunder and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock sold by Holder in satisfaction of its obligations, times (B) the Closing Bid Price on the date of exercise.

1.6           Exercise Limitations.

(a)           Notwithstanding any other provisions herein or in the Purchase Agreement to the contrary, at no time shall the delivery of a Tranche Notice be effective to the extent that the number of Warrant Shares to be received pursuant to the automatic exercise of this Warrant, aggregated with all other shares of Common Stock and other voting securities then owned or deemed beneficially owned by the Holder and its Affiliates, would result in the Holder together with its Affiliates beneficially owning or being deemed the beneficial owner of more than 9.9% of the Common Stock, with such ownership percentage determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder (the “Maximum Percentage”). The provisions of this Section 1.6(a) shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this paragraph shall apply to a successor Holder of this Warrant. The holders of Common Stock shall be third party beneficiaries of this paragraph and the Company may not waive this paragraph without the consent of holders of a majority of its Common Stock.

(b)           In addition to the restrictions set forth in Section 1.6(a) above and notwithstanding any provisions of the Purchase Agreement to the contrary, at no time may the Company deliver a Tranche Notice if the number of Common Shares to be issued upon the automatic exercise of this Warrant (together with all other shares of Common Stock issued pursuant to previous Tranche Notices) would exceed the aggregate number of shares of Common Stock which the Company may issue without breaching the Company’s obligations under the rules or regulations of the applicable Trading Market, except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the applicable Trading Market for issuances of Common Shares in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be satisfactory to the Holder in its sole discretion.

1.7           Restrictions.  For so long as Holder holds this Warrant or any Warrant Shares, Holder will not:  (i) vote any shares of Common Stock owned or controlled by it, solicit any proxies, or seek to advise or influence any Person with respect to any voting securities of the Company;

               (ii) engage or participate in any actions, plans or proposals which relate to or would result in (a) acquiring additional securities of the Company, alone or together with any other Person, which would result in beneficially owning or controlling, or being deemed to beneficially own or control, more than 9.9% of the total outstanding Common Stock or other voting securities of the Company, (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Company or any of its subsidiaries, (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (d) any change in the present board of directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board, (e) any material change in the present capitalization or dividend policy of the Company, (f) any other material change in the Company’s business or corporate structure, including but not limited to, if the Company is a registered closed-end investment company, any plans or proposals to make any changes in its investment policy for which a vote is required by Section 13 of the Investment Company Act of 1940, (g) changes in the Company’s charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any Person, (h) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, (i) a class of equity securities of the Company becoming eligible for termination of registration pursuant  to Section 12(g)(4) of the Act, or (j) any action, intention, plan or arrangement similar to any of those enumerated above; or (iii) request the Company or its directors, officers, employees, agents or representatives to amend or waive any provision of this Section 1.7.

1.8           Disputes.  In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with ARTICLE 11.

1.9           Insufficient Authorized Shares.  If at any time while this Warrant (or any portion thereof) remains outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon exercise of this Warrant at least a number of shares of Common Stock equal to One Hundred Percent (100%) of the number of shares of Common Stock as shall from time to time be necessary to effect the exercise in full of any unexercised portion of this Warrant (the “Required Reserve Amount”) (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the unexercised portion of the Warrant then outstanding.  Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than ninety (90) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock.  In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

ARTICLE 2
ADJUSTMENT UPON SUBDIVISION OR COMBINATION OF COMMON STOCK

If the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares then subject hereto will be proportionately increased.  If the Company at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares then subject hereto will be proportionately decreased.  Any adjustment under this ARTICLE 2 shall become effective at the close of business on the date the subdivision or combination becomes effective.

ARTICLE 3
FUNDAMENTAL TRANSACTIONS

3.1           Purchase Rights.  In addition to any adjustments pursuant to ARTICLE 2 above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights; provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage).

3.2           Fundamental Transactions.  The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations set forth in this Section 3.2 pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder prior to such Fundamental Transaction.  Immediately prior to the consummation of a Fundamental Transaction, and notwithstanding anything contained herein to the contrary, this Warrant and the number of Warrant Shares underlying this Warrant shall fully vest and the Company, or the Successor Entity if the Company shall for any reason fail to do so (but without reducing the Company’s obligations hereunder), shall automatically purchase this Warrant from the Holder on the date of consummation of such Fundamental Transaction by paying to the Holder cash in an amount equal to the Black Scholes Value.

ARTICLE 4
NONCIRCUMVENTION

The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder.  Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as the Warrant (or any portion thereof) is outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of the Warrant, 100% of the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of the unexercised portion of the Warrant then outstanding (without regard to any limitations on exercise).

ARTICLE 5
WARRANT HOLDER NOT DEEMED A STOCKHOLDER

Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant.  In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.  Notwithstanding this ARTICLE 5, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

ARTICLE 6
REISSUANCE OF WARRANTS

               6.1          Transfer of Warrant.  If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant, registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less then the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant to the Holder representing the right to purchase the number of Warrant Shares not being transferred. Notwithstanding the foregoing, no transfer shall relieve the Holder of its obligations to exercise this Warrant if the transferee fails to exercise this Warrant in accordance with its terms.

6.2           Lost, Stolen or Mutilated Warrant.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant representing the right to purchase the Warrant Shares then underlying this Warrant.

6.3           Exchangeable for Multiple Warrants.  This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no Warrants for fractional shares of Common Stock shall be given.

6.4           Issuance of New Warrants.  Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 6.1 or Section 6.3, the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

ARTICLE 7
NOTICES

Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with Section 6.2 of the Purchase Agreement.  The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefore.  Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) as soon as practicable upon any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock as such or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation. In each case such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

ARTICLE 8
AMENDMENT AND WAIVER

Neither the Company nor the Holder may amend or waive any provision of this Warrant; provided, however, and without implication that the contrary would otherwise be true, the foregoing shall have no effect on any adjustments to the Exercise Price, Warrant Share Amount or otherwise as contemplated by the terms of this Warrant.

ARTICLE 9
GOVERNING LAW

This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

ARTICLE 10
CONSTRUCTION; HEADINGS

This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof.  The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

ARTICLE 11
DISPUTE RESOLUTION

In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Trading Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder.  If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three (3) Trading Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Trading Days submit via facsimile (a) the disputed determination of the Exercise Price or arithmetic calculation to an independent, reputable investment bank or independent registered public accounting firm selected by Holder subject to Company’s approval, which may not be unreasonably withheld or delayed, or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent registered public accounting firm.  The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than three (3) Trading Days from the time it receives the disputed determinations or calculations.  Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

ARTICLE 12
REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF

The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant.  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

ARTICLE 13
DEFINITIONS

For purposes of this Warrant, in addition to the terms defined elsewhere herein, the following terms shall have the following meanings:

13.1          “Black Scholes Value” means the value of the unexercised portion of this Warrant remaining on the date of consummation of the applicable Fundamental Transaction, which value is calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the greater of (1) the highest Closing Sale Price of the Common Stock during the period beginning on the Trading Day immediately preceding the earliest to occur of (x) the public disclosure of the applicable Fundamental Transaction, (y) the consummation of the applicable Fundamental Transaction and (z) the date on which the Holder first became aware of the applicable Fundamental Transaction and ending on the date of consummation of the applicable Fundamental Transaction and (2) the sum of the price per share being offered in cash in the applicable Fundamental Transaction (if any) plus the value of the non-cash consideration being offered in the applicable Fundamental Transaction (if any), (ii) a strike price equal to the Exercise Price in effect as of the date of consummation of the applicable Fundamental Transaction, (iii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of the date of consummation of the applicable Fundamental Transaction  and (iv) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the earliest to occur of (x) the public disclosure of the applicable Fundamental Transaction, (y) the consummation of the applicable Fundamental Transaction and (z) the date on which the Holder first became aware of the applicable Fundamental Transaction.

13.2                 “Bloomberg” means Bloomberg, L.P.

13.3           “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Trading Market, as reported by Bloomberg, or, if the Trading Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00 p.m., New York City time, as reported by Bloomberg, or, if the Trading Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of all of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC).  If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to ARTICLE 11.  All such determinations are to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

13.4           “Closing Date” has the meaning set forth in the Purchase Agreement.

13.5           “Common Stock” means the common stock, par value $0.001 per share, of the Company, and any replacement or substitute thereof, or any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

13.6           “Convertible Securities” “means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

13.7                 “Exercise Delivery Date” shall mean the Trading Day on which the Company is deemed to have received each of the Exercise Notice and the Aggregate Exercise Price in accordance with the terms of the Purchase Agreement, which delivery may be by .pdf e-mail.

13.8                “Exercise Delivery Documents” in respect of any exercise of this Warrant shall mean each of the Exercise Notice and the Aggregate Exercise Price in respect of such exercise.

13.9           “Fundamental Transaction” means that (i) the Company or any of its Subsidiaries shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into (whether or not the Company or any of its Subsidiaries is the surviving corporation) any other Person, or (2) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other Person, or (3) allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than fifty percent (50%) of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (4) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than fifty percent (50%) of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (5) reorganize, recapitalize or reclassify the Common Stock, (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Company or (iii) any other event which constitutes a Deemed Liquidation Event under the Certificate of Designations.

13.10          “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

13.11         “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on a Trading Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

13.12         “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

13.13         “Purchase Agreement” means the Securities Purchase Agreement dated February 21, 2012 by and among the Company and the Holder.

13.14        “Trading Market” means the OTC Bulletin Board, the OTCQB, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the NYSE Amex, or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

13.15                 “Subsidiaries” means any Person in which the Company, directly or indirectly, (I) owns any of the outstanding capital stock or holds any equity or similar interest of such Person or (II) controls or operates all or any part of the business, operations or administration of such Person and each of the foregoing, is individually referred to herein as a “Subsidiary.”

13.16         “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

13.17         “Trading Day” means any day on which the Common Stock is traded on the Trading Market; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on the Trading Market (or if the Trading Market does not designate in advance the closing time of trading on the Trading Market, then during the hour ending at 4:00:00 p.m., New York City time) unless such day is otherwise designated as a Trading Day in writing by the Holder.

13.18                 “Tranche Closing” has the meaning set forth in the Purchase Agreement.

13.19                 “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

NYXIO TECHNOLOGIES CORPORATION

By:
Name:
Title:

[Signature Page – Warrant]

  APPENDIX 1

EXERCISE NOTICE

NYXIO TECHNOLOGIES CORPORATION

The undersigned hereby exercises the right to purchase ________________ shares of Common Stock (“Warrant Shares”) of Nyxio Technologies Corporation, a Nevada corporation (“Company”), evidenced by the attached Warrant to Purchase Common Stock (“Warrant”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.  The Holder intends that payment of the Exercise Price shall be made as:

___ Cashless Exercise with respect to ____________ Warrant Shares having an exercise price of $______ per share ___

___ Recourse Note Exercise with respect to ____________ Warrant Shares having an exercise price of $______ per share

Shares are to be issued in electronic form to the Deposit/Withdrawal at Custodian (DWAC) account with Depository Trust Company (DTC) specified below:

Name and Contact for Broker:

Broker no:

Account no:

Account holder:

HOLDER NAME:

By:
Name:
Title:

ACKNOWLEDGMENT

The Company hereby acknowledges the foregoing Exercise Notice and hereby directs [_____________] to issue the above indicated number of shares of Common Stock as specified above, in accordance with the Transfer Agent Instructions dated February ___, 2012 from the Company, and acknowledged and agreed to by the transfer agent.

NYXIO TECHNOLOGIES CORPORATION

By:
Name:
Title: